AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF SUCH STATE. THE COMPANY MAY ELECT TO SATISFY ITS OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF THE COMPANY’S SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

PRELIMINARY OFFERING CIRCULAR DATED NOVEMBER 10, 2022

ZERGRATRAN SA, INC.

501 East Las Olas Blvd., Suite 207

Fort Lauderdale, Florida 33301

754-755-1948

UP TO 15,000,000 SHARES OF COMMON STOCK OFFERED BY THE ISSUER

The minimum investment in this offering is 100 shares of Common Stock, or $500

SEE “SECURITIES BEING OFFERED” AT PAGE 27

	Price to Public	Underwriting discount and commissions (1)	Proceeds to issuer (2)	Proceeds to other persons
Per share	$5.00	$0.05	$4.95	—
Total Minimum	—	—	—	—
Total Maximum	$75,000,000	$750,000	$74,250,000	—

(1)

The company has engaged Rialto Markets LLC (“Rialto”) to act as placement agent for this offering and to perform certain administrative technology-related functions as set forth in the “Plan of Distribution.” The company will pay a cash commission of 1% to Rialto on sales of the Common Stock. The Company has also engaged Rialto as a consultant to provide ongoing general consulting services related to the offering for a one-tie fee of $10,000. The company has paid $11,750 in advance fees for the FINRA review filing. The maximum amount the company may pay to Rialto is $760,000.

(2)	The company expects that the amount of expenses of the offering that it will pay will be approximately $1,870,000, assuming the maximum offering amount is raised and not including commissions or state filing fees.

Sales of these securities will commence on approximately [date].

This offering (the “Offering”) will terminate at the earlier of the date at which the maximum offering amount has been sold, the date at which the offering is earlier terminated by the company at its sole discretion, or the date on which this offering statement of which this offering circular forms a part can no longer be used under Rule 251(d)(3)(i)(F) of Regulation A. Under Regulation A, these securities may be offered and sold only if not more than three years have elapsed since the initial qualification date of this offering statement; provided, however, this date may be extended up to an additional 180 days in certain limited circumstances. The Offering covers an amount of securities that we reasonably expect to offer and sell within two years. At least every 12 months after this offering has been qualified by the United States Securities and Exchange Commission (the “Commission”), the company will file a post-qualification amendment to include the company’s recent financial statements.

The company has engaged Wilmington Trust, National Association as agent to hold any funds that are tendered by investors. The offering is being conducted on a best-efforts basis without any minimum target. Provided that an investor purchases shares in the amount of the minimum investment, $500 (100 shares), there is no minimum number of shares that needs to be sold in order for funds to be released to the company and for this Offering to close, which may mean that the company does not receive sufficient funds to cover the cost of this Offering. The company may undertake one or more closings on a rolling basis. After each closing, funds tendered by investors will be made available to the company. After the initial closing of this offering, we expect to hold closings on at least a monthly basis.

Each holder of Common Stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders. Holders of Common Stock will vote together on all matters (including the election of directors) submitted to vote or for the consent of the stockholders of the company. Zergratran, Inc., our sole shareholder, will continue to hold a majority of the voting power of the company’s stock at the conclusion of this Offering and therefore control the board.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION

GENERALLY NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO www.investor.gov.

This offering is inherently risky. See “Risk Factors” on page 4.

The company is following the “Offering Circular” format of disclosure under Regulation A.

In the event that we become a reporting company under the Securities Exchange Act of 1934, we intend to take advantage of the provisions that relate to “Emerging Growth Companies” under the JOBS Act of 2012. See “Summary -- Implications of Being an Emerging Growth Company.”

i

In this Offering Circular, the term “Zergratran” or “the company” refers to Zergratran SA, Inc..

Other than in the table on the cover page, dollar amounts have been rounded to the closest whole dollar.

THIS OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, WHICH CONSTITUTE FORWARD LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

ii

SUMMARY

Zergratran SA, Inc. (the “company”) was incorporated under the Delaware General Corporation Law in the State of Delaware on May 6, 2022.

Zergratran intends to develop and manage infrastructure projects around the world that have an environmental, social and governance (“ESG”) and technology focus that will boost the efficiency of the global shipping and transportation system. It intends to start with Puerto International Las Americas (“PILA”) in northern Colombia, which will use an underground tunnel to transfer shipping containers between ports on the Atlantic and Pacific Oceans.

To date, the company has a limited operating history and has not yet commenced any Pre-Feasibility work. The company intends to use the funds from this offering to fund its Pre-Feasibility phase. The company has corresponded with the Colombian National Agency for Infrastructure regarding PILA. The next regulatory step for the company will be to submit its Pre-Feasibility documentation and receive the necessary approvals afterward to move forward with the Feasibility stage of the project.

The Offering

Securities Offered	15,000,000 shares of Common Stock
Minimum Investment	$ 500
Common Stock outstanding before the Offering (as of September 22, 2022)	75,000,000
Common Stock outstanding after the Offering assuming a fully subscribed offering	90,000,000

Implications of Being an Emerging Growth Company

We are not subject to the ongoing reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) because we are not registering our securities under the Exchange Act. Rather, we will be subject to the more limited reporting requirements under Regulation A, including the obligation to electronically file:

●	annual reports (including disclosure relating to our business operations for the preceding two fiscal years, or, if in existence for less than two years, since inception, related party transactions, beneficial ownership of the issuer’s securities, executive officers and directors and certain executive compensation information, management’s discussion and analysis (“MD&A”) of the issuer’s liquidity, capital resources, and results of operations, and two years of audited financial statements),

●	semiannual reports (including disclosure primarily relating to the issuer’s interim financial statements and MD&A) and

●	current reports for certain material events.

In addition, at any time after completing reporting for the fiscal year in which our offering statement was qualified, if the securities of each class to which this offering statement relates are held of record by fewer than 300 persons and offers or sales are not ongoing, we may immediately suspend our ongoing reporting obligations under Regulation A.

If and when we become subject to the ongoing reporting requirements of the Exchange Act, as an issuer with less than $1.07 billion in total annual gross revenues during our last fiscal year, we will qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and this status will be significant. An emerging growth company may take advantage of certain reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company we:

●	will not be required to obtain an auditor attestation on our internal controls over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

●	will not be required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives (commonly referred to as “compensation discussion and analysis”);

●	will not be required to obtain a non-binding advisory vote from our shareholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden-parachute” votes);

●	will be exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

●	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations, or MD&A; and

●	will be eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under Section 107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under Section 107 of the JOBS Act.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended, or such earlier time that we no longer meet the definition of an emerging growth company. Note that this offering, while a public offering, is not a sale of common equity pursuant to a registration statement, since the offering is conducted pursuant to an exemption from the registration requirements. In this regard, the JOBS Act provides that we would cease to be an “emerging growth company” if we have more than $1.07 billion in annual revenues, have more than $700 million in market value of our common stock held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period.

Certain of these reduced reporting requirements and exemptions are also available to us due to the fact that we may also qualify, once listed, as a “smaller reporting company” under the Commission’s rules. For instance, smaller reporting companies are not required to obtain an auditor attestation on their assessment of internal control over financial reporting; are not required to provide a compensation discussion and analysis; are not required to provide a pay-for-performance graph or CEO pay ratio disclosure; and may present only two years of audited financial statements and related MD&A disclosure.

Selected Risks Associated with Our Business

●	We have not generated any revenues.

●	Our business plan will require significant capital to achieve.

●	We are currently in the pre-feasibility phase of operations.

●	The company may not be able to successfully execute its business plan.

●	The business and its prospects for success are dependent on key personnel who are not easy to recruit and retain.

●	The projects that we intend to develop will take many years to be completed.

●	We are reliant upon unproven technology.

●	The company’s auditor has issued a going concern opinion.

●	We will be subject to environmental risks and have to comply with strict environment regulation.

●	This Offering is only to raise funds for the first phase of our operations.

●	There is no minimum offering amount, and the Maximum Amount may not be raised.

●	The offering price of our Securities has been arbitrarily determined.

●	Dilution risk exists for new shareholders.

●	You should be aware of the illiquid and long-term nature of this investment.

●	Investors in our Common Stock will not have control over the company’s business and affairs.

●	The company’s board has significant discretion over the net proceeds of this Offering.

●	Our certificate of incorporation provides that the Court of Chancery of the State of Delaware is the exclusive forum for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, or employees.

●	The subscription agreement has a forum selection provision that requires disputes be resolved in the Court of Chancery of the State of Delaware regardless of convenience or cost to you, the investor.

●	Investors in this offering may not be entitled to a jury trial with respect to claims arising under the subscription agreement, which could result in less favorable outcomes to the plaintiff(s) in any action under the agreement.

●	Using a credit card to purchase shares may impact the return on your investment as well as subject you to other risks inherent in this form of payment.

●	A significant percentage of our operations will be located in Colombia, which may make it more difficult for investors to understand and predict how changing market and economic conditions will affect our financial results.

●	Economic and political conditions in Colombia may have an adverse effect on our financial condition and results of operations.

●	The Colombian Government and the Central Bank exercise significant influence on the Colombia economy.

●	Colombia has experienced and continues to experience internal security issues that have had or could have a negative effect on the Colombian economy, our operations, and our financial condition.

RISK FACTORS

The SEC requires the company to identify risks that are specific to its business and its financial condition. The company is still subject to all the same risks that all companies in its business, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events and technological developments (such as cyber-attacks and the ability to prevent those attacks). Additionally, early-stage companies are inherently more risky than more developed companies. You should consider general risks as well as specific risks when deciding whether to invest.

Risks Related to our Business

We have not generated any revenues.

To date, the company has limited operating history and has not recorded any revenues from operations nor has the company commenced production on any property. There can be no assurance that the company will always have sufficient capital resources to continue as a going concern, or that significant losses will not occur in the near future or that the company will be profitable in the future. The company’s expenses and capital expenditures will increase as consultants, personnel and equipment associated with the exploration and possible development of its properties are advanced. The company expects to continue to incur losses unless and until such time as the PILA is completed and operational. There can be no assurance that the company will continue as a going concern, generate any revenues or achieve profitability.

Our business plan will require significant capital to achieve.

The company might not sell enough shares of Common Stock in this Offering to meet its operating needs and fulfil its plans, in which case it will cease operating and you will get nothing.

Even if it sells all the shares of Common Stock it’s offering now, the company anticipates that in order to complete the PILA, the company will need to raise billions of dollars through equity or bond capital. This will require identifying sources of capital, engaging the assistance of securities intermediaries and securities platforms, and complying with the rules relating to capital-raising, all of which are difficult and time-consuming. If the company is unable to get the capital it needs, it will fail. Even if it has successful offerings in the future, the terms of those offerings might result in your investment in the company being worth less, because later investors (including institutional investors and financial institutions) might get better terms (a “down round”).

We are currently in the pre-feasibility phase of operations.

Construction of the PILA is a large undertaking. Prior to commencing construction, we will undergo substantial feasibility studies to determine if our business plans would be successful. If during the pre-feasibility (“Pre-Feasibility”) and feasibility (“Feasibility”) phases we determine that it is impossible to proceed with our business, we may have to shut down our operations and you could lose your entire investment.

The company may not be able to successfully execute its business plan.

In order to develop the PILA and execute the plans for growth outlined in “Description of Business”, the company must raise significant amounts of capital, attract talent, and receive critical government approvals. There is no guarantee that the company will be able to achieve or sustain any of the foregoing within the company’s anticipated timeframe or at all. The company anticipates that its current budget will significantly change upon completion of the Pre-Feasibility and Feasibility phases, and again, during the execution of its plan. The company may be unable to meet its capital requirements or encounter obstacles in research and development activities, either of which could imperil the company’s ability to execute its business plan.

The business and its prospects for success are dependent on key personnel who are not easy to recruit and retain.

The company relies on key personnel of our sole shareholder, Zergratan, Inc., in management, research and development, and operations, and in order to execute its business plan the company will need to hire a significant amount of personnel with correct skill sets and qualification. The company intends to offer key personnel competitive compensation packages, but it cannot assure you that its key personnel will remain with the company or that the company will be able to hire the additional personnel that it will need with the correct skill sets and qualifications in the future. The company does not maintain any key person insurance and the loss of any of the key personnel of the sole shareholder could significantly impair the company’s ability to maintain a viable business. In the event one or more of the company’s or the company’s sole shareholder’s key personnel exit the business, it may experience financial loss, disruption to the operations and technology development, damage to the brand and reputation and, if any departing person joins a competitor, a weakening of its competitive position.

The projects that we intend to develop will take many years to be completed.

Our intended projects, including PILA, will take many years to reach completion, if they ever do, and in the process they could suffer delays for many different reasons, including environmental, funding, regulatory and social issues. Whether we will succeed will not be apparent for a significant period of time, and until then, the value of your investment will be uncertain.

We are reliant upon unproven technology.

The PILA will utilize Maglev technology to move containers through a subterranean tunnel across Colombia. While Maglev technology has been used in other contexts, in how we plan to utilize the technology it is unproven. If the technology is unsuitable for the uses we anticipate or needs further development, our operations could be adversely and materially affected.

The company’s auditor has issued a going concern opinion.

The company’s auditor has issued a “going concern” opinion on the company’s financial statements. The company has negative working capital, has incurred recurring losses and recurring negative cash flow from operating activities, and has an accumulated deficit which raises substantial doubt, in the opinion of the auditor, about its ability to continue as a going concern.

We will be subject to environmental risks and have to comply with strict environment regulation.

In the process of constructing the PILA we could encounter a variety of environmental problems.

As such, Pre-Feasibility will include determination of environmental activities, including environmental license, environmental project study and environmental management plan environmental feasibility of project implementation, and a review of water resources. For example, in order to complete the PILA we may have to remove trees and other plant life which could have a negative effect on the surrounding ecosystem. We would likely have to mitigate any such problems we encounter which could take substantial resources.

The company’s activities will be subject to extensive laws and regulations governing environmental protection and employee health and safety. Environmental legislation is evolving in a manner that is creating stricter standards, while enforcement, fines and penalties for non-compliance are more stringent. The cost of compliance with changes in governmental regulations has the potential to reduce the profitability of operations. Furthermore, any failure to comply fully with all applicable laws and regulations could have significant adverse effects on the company, including the suspension or cessation of operations.

Risks Related to this Offering

This Offering is only to raise funds for the first phase of our operations.

Even if we raise the entire amount of securities offered, that will only fund the first phase of our business plan, consisting of our Pre-Feasibility and Feasibility phases where we will conduct initial research and development, feasibility studies, and certain government approvals. See “Use of Proceeds.” Once that phase of our plan is complete, we will have to raise more money to continue operations via debt or equity offerings, or a combination of both.

There is no minimum offering amount, and the Maximum Amount may not be raised.

The Offering does not have a minimum offering amount. All subscription payments received for our securities will, upon acceptance of the associated subscription, immediately available for use by the company, subject to the terms of the escrow arrangements described in “Plan of Distribution.” The company is seeking gross proceeds from the Offering of up to a maximum of $75,000,000 (the “Maximum Amount”). There can be no assurance that the maximum proceeds from the Offering will be raised. If the Maximum Amount is not raised, then the company may be required to obtain capital from other sources, including from debt or preferred stock offerings, diluting the ownership of investors in this Offering and potentially giving other investors superior rights and preferences.

The offering price of our Securities has been arbitrarily determined.

Our management has determined the number and price of shares of Common Stock offered by the company. The price of the shares we are offering was arbitrarily determined based upon our estimates of the current market value, illiquidity, and volatility of our common stock, our current financial condition, the prospects for our future cash flows and earnings, and market and economic conditions at the time of the Offering. Unlike listed companies that are valued publicly through market-driven stock prices, the valuation of private companies, especially early-stage companies, is difficult to assess and investors may risk overpaying for their investment.

Dilution risk exists for new shareholders.

Investors in this Offering will suffer immediate dilution with respect to their investments, compared to existing shareholders. See “Dilution”. Even if the company raises the maximum amount in this offering the company will need to incur debt and/or raise additional equity in order to finance its operations. Increasing the amount of debt will increase the company’s debt service obligations and make less cash available for distribution to its shareholders, in the event any such distributions are permitted. Furthermore, if we raise capital through debt, the holders of our debt would have priority over holders of equity, including the securities sold in this Offering, and we may be required to accept terms that restrict our ability to incur more debt. Increasing the amount of additional equity that the company will have to seek in the future will further dilute those investors participating in this Offering.

You should be aware of the illiquid and long-term nature of this investment.

There is no currently established market for reselling these securities and while the company’s plans include seeking a listing on a stock exchange or similar forum in the future, there can be no assurance that it will succeed in being accepted on such a forum or the extent to which liquidity will result from any such listing. The company has no immediate plans to list any of its shares on any over-the-counter (OTC) trading forum or similar exchange. If you decide that you want to resell these securities in the future, you may not be able to find a buyer. You should assume that you may not be able to liquidate your investment for some time, or be able to pledge these shares as collateral.

Investors in our Common Stock will not have control over the company’s business and affairs.

Zergratran, Inc. owns 100% of the outstanding shares of Common Stock of the company. Even if the Maximum Amount is sold under this Offering, investors in this Offering would have approximately 16.67% of the voting power of the company’s shares. Thus, Zergratran, Inc. is expected to control a majority of the voting power for the foreseeable future and therefore control the business and affairs of the company.

The company’s board has significant discretion over the net proceeds of this Offering.

The company’s board of directors has significant discretion over the net proceeds of this Offering. As is the case with any business, it should be expected that certain expenses unforeseeable to management at this juncture will arise in the future. There can be no assurance that management’s use of proceeds generated through this Offering will prove optimal or translate into revenue or profitability. Investors are urged to consult with their attorneys, accountants, and personal investment advisors prior to making any decision to invest in the company’s Common Stock.

Our certificate of incorporation provides that the Court of Chancery of the State of Delaware is the exclusive forum for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, or employees.

Our certificate of incorporation provides that the Court of Chancery of the State of Delaware is the exclusive forum for the following types of actions or proceedings under Delaware statutory or common law:

●	any derivative action or proceeding brought on our behalf;

●	any action asserting a breach of fiduciary duty;

●	any action asserting a claim against us arising under the Delaware General Corporation Law, our amended and restated certificate of incorporation, or our amended and restated bylaws; and

●	any action asserting a claim against us that is governed by the internal-affairs doctrine.

While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions. In such instance, we would expect to assert the validity and enforceability of the exclusive forum provisions of our certificate of incorporation. This may require significant additional costs associated with resolving such action in other jurisdictions and there can be no assurance that the provisions will be enforced by a court in those other jurisdictions.

These exclusive forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees, which may discourage lawsuits against us and our directors, officers and other employees. If a court were to find either exclusive-forum provision in our amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving the dispute in other jurisdictions, which could seriously harm our business.

Thisforum provision shall not apply to suits brought to enforce a duty or liability created by the Securities Exchange Act of 1934, as amended, the Securities Act of 1933, as amended, or any other claim for which the federal courts have exclusive jurisdiction.

The subscription agreement has a forum selection provision that requires disputes be resolved in the Court of Chancery of the State of Delaware regardless of convenience or cost to you, the investor.

In order to invest in this offering, investors agree to resolve disputes arising under the subscription agreement other than those arising under the federal securities laws in the Court of Chancery of the State of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon the agreement. This forum selection provision may limit your ability to obtain a favorable judicial forum for disputes with us. Although we believe the provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies and in limiting our litigation costs, to the extent it is enforceable, the forum selection provision may limit investors’ ability to bring claims in judicial forums that they find favorable to such disputes, may increase investors’ costs of bringing suit and may discourage lawsuits with respect to such claims. Alternatively, if a court were to find the provision inapplicable to, or unenforceable in an action, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business, financial condition or results of operations. You will not be deemed to have waived the company’s compliance with the federal securities laws and the rules and regulations thereunder.

Investors in this offering may not be entitled to a jury trial with respect to claims arising under the subscription agreement, which could result in less favorable outcomes to the plaintiff(s) in any action under the agreement.

Investors in this offering will be bound by the subscription agreement, which includes a provision under which investors waive the right to a jury trial of any claim they may have against the company arising out of or relating to the agreement other than those arising under the federal securities laws.

If we opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable state and federal law. In determining whether to enforce a contractual pre-dispute jury trial waiver provision, courts will generally consider whether the visibility of the jury trial waiver provision within the agreement is sufficiently prominent such that a party knowingly, intelligently and voluntarily waived the right to a jury trial. We believe that this is the case with respect to the subscription agreement. You should consult legal counsel regarding the jury waiver provision before entering into the subscription agreement.

If you bring a claim not arising under the federal securities laws against the company in connection with matters arising under the subscription agreement, you may not be entitled to a jury trial with respect to those claims, which may have the effect of limiting and discouraging lawsuits against the company. If a lawsuit is brought against the company under the agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have had, including results that could be less favorable to the plaintiff(s) in such an action.

Nevertheless, if the jury trial waiver provision is not permitted by applicable law, an action could proceed under the terms of the agreement with a jury trial. No condition, stipulation or provision of the subscription agreement serves as a waiver by any holder of the company’s securities or by the company of compliance with any substantive provision of the federal securities laws and the rules and regulations promulgated under those laws.

Using a credit card to purchase shares may impact the return on your investment as well as subject you to other risks inherent in this form of payment.

Investors in this offering have the option of paying for their investment with a credit card, which is not usual in the traditional investment markets. Transaction fees charged by your credit card company (which can reach 5% of transaction value if considered a cash advance) and interest charged on unpaid card balances (which can reach almost 25% in some states) add to the effective purchase price of the shares you buy. See “Plan of Distribution and Selling Securityholders.” The cost of using a credit card may also increase if you do not make the minimum monthly card payments and incur late fees. Using a credit card is a relatively new form of payment for securities and will subject you to other risks inherent in this form of payment, including that, if you fail to make credit card payments (e.g. minimum monthly payments), you risk damaging your credit score and payment by credit card may be more susceptible to abuse than other forms of payment. Moreover, where a third-party payment processor is used, as in this offering, your recovery options in the case of disputes may be limited. The increased costs due to transaction fees and interest may reduce the return on your investment.

The SEC’s Office of Investor Education and Advocacy issued an Investor Alert dated February 14, 2018 entitled: Credit Cards and Investments – A Risky Combination, which explains these and other risks you may want to consider before using a credit card to pay for your investment.

Risks Related to Doing Business in Colombia

A significant percentage of our operations will be located in Colombia, which may make it more difficult for investors to understand and predict how changing market and economic conditions will affect our financial results.

Our principal office and our management are located in Florida. However, we will oversee operations in Colombia and such operations are subject to the economic, political and tax conditions prevalent in that country. The economic conditions in Colombia are subject to different growth expectations, market weaknesses and business practices than economic conditions in other markets. We may not be able to predict how changing market conditions in Colombia will affect our financial results.

As of the date of this Offering Circular, Colombia’s long-term foreign currency sovereign credit ratings were affirmed “Baa2” by Moody’s, “BBB-” by S&P and “BBB-” by Fitch, three of the main rating agencies worldwide.

Colombia’s economy, like most Latin-American countries, continues to suffer from the effects of lower commodity prices, mainly oil, reflected in its elevated level of external debt. Even though the country has taken measures to stabilize the economy, it is uncertain how these measures will be perceived and if the intended goal of increasing investors’ confidence will be achieved.

Economic and political conditions in Colombia may have an adverse effect on our financial condition and results of operations.

A significant portion of our operations are or will be located in Colombia. Consequently, our financial condition and results of operations depend significantly on macroeconomic and political conditions prevailing in Colombia. Decreases in the growth rate, periods of negative growth, increases in inflation, changes in law, regulation, policy, or future judicial rulings and interpretations of policies involving exchange controls and other matters such as (but not limited to) currency depreciation, inflation, interest rates, taxation, banking laws and regulations and other political or economic developments in or affecting Colombia may affect the overall business environment and may, in turn, adversely impact our financial condition and results of operations in the future. The Colombian government frequently intervenes in Colombia’s economy and from time to time makes significant changes in monetary, fiscal and regulatory policy. Our business and results of operations or financial condition may be adversely affected by changes in government or fiscal policies, and other political, diplomatic, social, environmental and economic developments that may affect Colombia. We cannot predict what policies the Colombian government will adopt and whether those policies would have a negative impact on the Colombian economy or on our business and financial performance in the future.

The Colombian Government and the Central Bank exercise significant influence on the Colombia economy.

Although the Colombian government does not impose foreign exchange controls on trade, Colombia’s foreign currency markets have historically been extremely regulated. Colombian law permits the Central Bank of Colombia (the “Central Bank”) to impose foreign exchange controls to regulate the remittance of dividends and/or foreign investments in the event that the foreign currency reserves of the Central Bank fall below a level equal to the value of three months of imports of goods and services into Colombia. An intervention that precludes us from possessing, utilizing or remitting U.S. Dollars would impair our financial condition and results of operations, and would impair our ability to convert any dividend payments to U.S. dollars.

Colombia has experienced and continues to experience internal security issues that have had or could have a negative effect on the Colombian economy, our operations, and our financial condition.

Colombia is subject to sustained internal security issues, primarily due to the activities of guerrilla groups, such as dissidents from the former Revolutionary Armed Forces of Colombia (Fuerzas Armadas Revolucionarias de Colombia), or “FARC,” the National Liberation Army (Ejército de Liberación Nacional), or “ELN,” paramilitary groups, drug cartels and criminal gangs (Bacrim). In remote regions of the country with minimal governmental presence, these groups have exerted influence over the local population and funded their activities by protecting and rendering services to drug traffickers and participating in drug trafficking activities. Even though the Colombian government’s policies have reduced guerrilla presence and criminal activity, particularly in the form of terrorist attacks, homicides, kidnappings and extortion, such activity persists in Colombia, and possible escalation of such activity and the effects associated with them have had and may have in the future a negative effect on the Colombian economy and on us, including on our customers, employees, results of operations and financial condition. The Colombian government commenced peace talks with the FARC in August 2012, and peace negotiations with the ELN began in November 2016. The Colombian government and the FARC signed a peace deal on September 26, 2016, which was amended after voters rejected it in the referendum held on October 2, 2016. The new agreement was signed on November 24, 2016 and was ratified by the Colombian Congress on November 30, 2016 and is being implemented after four years of negotiations. Pursuant to the peace agreements negotiated between the FARC and the Colombian government in 2016, the FARC occupies five seats in the Colombian Senate and five seats in the Colombian House of Representatives. The new deal clarifies protection to private property, is expected to increase the government’s presence in rural areas and bans former rebels from running for office in certain newly created congressional districts in post-conflict zones. As a result, during the transition process, Colombia may experience an increase in internal security issues, drug-related crime and guerilla and paramilitary activities, which may have a negative impact on the Colombian economy. Our business or financial condition could be adversely affected by rapidly changing economic or social conditions, including the Colombian government’s response to implementation of the agreement with FARC and ongoing peace negotiations, if any, which may result in legislation that increases the tax burden of Colombian companies.

Despite efforts by the Colombian government, drug-related crime, guerrilla paramilitary activity and criminal bands continue to exist in Colombia, and allegations have surfaced regarding members of the Colombian congress and other government officials having ties to guerilla and paramilitary groups. The Colombian government and ELN reopened peace talks in August 2022 after a three-year suspension of the talks to end a five-decade war, the Colombian government. Any terrorist activity in Colombia generally may disrupt supply chains and discourage qualified individuals from being involved with our operations.

Political and economic instability in the region may affect the Colombian economy and our operations and, consequently, our results of operations and financial condition.

DILUTION

Dilution means a reduction in value, control or earnings of the shares the investor owns.

Immediate dilution

An early-stage company typically sells its shares (or grants options over its shares) to its founders and early employees at a very low cash cost, because they are, in effect, putting their “sweat equity” into the company. When the company seeks cash investments from outside investors, like you, the new investors typically pay a much larger sum for their shares than the founders or earlier investors, which means that the cash value of your stake is diluted because all the shares are worth the same amount, and you paid more than earlier investors for your shares.

The following table demonstrates the price that new investors are paying for their shares with the effective cash price paid by existing shareholders. This method gives investors a better picture of what they will pay for their investment compared to the company’s insiders than just including such transactions for the last 12 months, which is what the SEC requires.

As of September 22, 2022, the net tangible book value of the Company was $7,500.  Based on the number of shares of Common Stock issued and outstanding as of the date of this Offering Circular (75,000,000 shares) that equates to a net tangible book value of approximately $0.0001 per share of Common Stock on a pro forma basis. Without giving effect to any changes in such net tangible book value after September 22, 2022, other than to give effect to the sale of 15,000,000 shares of Common Stock being offered by the company in this Offering Circular for the subscription amount of $75,000,000, the pro forma net tangible book value, assuming full subscription, would be $74,257,500.  Based on the total number of shares of Common Stock that would be outstanding assuming full subscription (90,000,000) that equates to approximately $0.8251 of tangible net book value per share.

Thus, if the Offering is fully subscribed, the net tangible book value per share of Common Stock owned by our current stockholders will have immediately increased by approximately $0.8250 without any additional investment on their behalf and the net tangible book value per Share for new investors will be immediately diluted by $4.1749 per share. These calculations do not include the non-variable costs of the offering, and such expenses will cause further dilution.

	Assuming sale of 15,000,000 shares	Assuming sale of 11,250,000 shares	Assuming sale of 7,500,000 shares	Assuming sale of 3,750,000 shares
Offering price per Share*	$5.0000	$5.0000	$5.0000	$5.0000
Net Tangible Book Value per Share before Offering (based on 75,000,000 shares)	$0.0001	$0.0001	$0.0001	$.0.0001
Increase in Net Tangible Book Value per Share Attributable to Shares Offered in Offering	$0.8250	$0.6457	$0.4500	$0.2357
Net Tangible Book Value per Share after Offering	$0.8251	$0.6457	$0.4501	$0.2358
Dilution of Net Tangible Book Value per Share to Purchasers in this Offering	$4.1749	$4.3543	$4.5499	$4.7642

*	Before deduction of offering expenses.

Since inception, the sole shareholder of the Company, Zergratran, Inc., has paid an aggregate average price of $0.0001 per share of Common Stock in comparison to the offering price of $5.00 per share.

Future dilution

Another important way of looking at dilution is the dilution that happens due to future actions by the company. The investor’s stake in a company could be diluted due to the company issuing additional shares. In other words, when the company issues more shares, the percentage of the company that you own will go down, even though the value of the company may go up. You will own a smaller piece of a larger company. This increase in number of shares outstanding could result from a stock offering (such as an initial public offering, another crowdfunding round, a venture capital round, angel investment), employees exercising stock options, or by conversion of certain instruments (e.g. convertible bonds, preferred shares or warrants) into stock.

If the company decides to issue more shares, an investor could experience value dilution, with each share being worth less than before, and control dilution, with the total percentage an investor owns being less than before. There may also be earnings dilution, with a reduction in the amount earned per share (though this typically occurs only if the company offers dividends, and most early stage companies are unlikely to offer dividends, preferring to invest any earnings into the company).

The type of dilution that hurts early-stage investors most occurs when the company sells more shares in a “down round,” meaning at a lower valuation than in earlier offerings. An example of how this might occur is as follows (numbers are for illustrative purposes only):

●	In June 2021 Jane invests $20,000 for shares that represent 2% of a company valued at $1 million.

●	In December the company is doing very well and sells $5 million in shares to venture capitalists on a valuation (before the new investment) of $10 million. Jane now owns only 1.3% of the company, but her stake is worth $200,000.

●	In June 2022 the company has run into serious problems and in order to stay afloat it raises $1 million at a valuation of only $2 million (the “down round”). Jane now owns only 0.89% of the company, and her stake is worth only $26,660.

This type of dilution might also happen upon conversion of convertible notes into shares. Typically, the terms of convertible notes issued by early-stage companies provide that in the event of another round of financing, the holders of the convertible notes get to convert their notes into equity at a “discount” to the price paid by the new investors, i.e., they get more shares than the new investors would for the same price. Additionally, convertible notes may have a “price cap” on the conversion price, which effectively acts as a share price ceiling. Either way, the holders of the convertible notes get more shares for their money than new investors. In the event that the financing is a “down round” the holders of the convertible notes will dilute existing equity holders, and even more than the new investors do, because they get more shares for their money. Investors should pay careful attention to the amount of convertible notes that the company has issued (and may issue in the future, and the terms of those notes.

If you are making an investment expecting to own a certain percentage of the company or expecting each share to hold a certain amount of value, it’s important to realize how the value of those shares can decrease by actions taken by the company. Dilution can make drastic changes to the value of each share, ownership percentage, voting control, and earnings per share.

PLAN OF DISTRIBUTION AND SELLING SECURITYHOLDERS

Plan of Distribution

The company is offering a maximum of $75,000,000 in shares of Common Stock at a $5.00 per share, which represents the value of Common Stock available to be offered as of the date of this Offering Circular. Under Regulation A, the company may only offer $75 million in Common Stock during a rolling 12-month period. From time to time, we may seek to qualify additional shares. Each investor must invest a minimum of $500. There is no minimum amount we are required to raise from the shares of Common Stock being offered hereby. There is no guarantee that we will sell any of the shares of Common Stock being offered in this Offering. Additionally, there is no guarantee that this Offering will successfully raise enough funds to implement our company’s business plan or pay for the expenses of this Offering, which we estimate to be approximately $1,870,000, excluding commissions and state filing fees, for a fully subscribed offering.

The approximate date of the commencement of the sales of the shares of Common Stock will be within two calendar days from the date on which the Offering is qualified by the SEC and on a continuous basis thereafter until the maximum number of shares of Common Stock offered hereby are sold or the Offering is earlier terminated. All offering expenses will be borne by us and will be paid out of the proceeds of this Offering. The company may undertake one or more closings on an ongoing basis. After each closing, funds tendered by investors will be available to the company.

This offering will terminate at the earlier of the date at which the maximum offering amount has been sold, the date at which the offering is earlier terminated by the company at its sole discretion, or the date on which this offering statement of which this offering circular forms a part can no longer be used under Rule 251(d)(3)(i)(F) of Regulation A. Under Regulation A, these securities may be offered and sold only if not more than three years have elapsed since the initial qualification date of this offering statement; provided, however, this date may be extended up to an additional 180 days in certain limited circumstances. The Offering covers an amount of securities that we reasonably expect to offer and sell within two years. At least every 12 months after this offering has been qualified by the United States Securities and Exchange Commission (the “Commission”), the company will file a post-qualification amendment to include the company’s recent financial statements. The company may undertake one or more closings on a rolling basis. After each closing, funds tendered by investors will be available to the company. No sales of shares of Common Stock will be made prior to the qualification of the Offering statement by the SEC.

Placement Agent

Rialto Markets LLC (“Rialto”) has agreed to act as placement agent to assist in connection with this offering. The placement agent is not purchasing or selling any securities offered by this offering circular, nor is it required to arrange the purchase or sale of any specific number or dollar amount of securities but have agreed to use their best efforts to arrange for the sale of all of the securities offered hereby. In addition, the placement agent may engage other brokers to sell the securities on their behalf. Rialto will receive compensation for sales of the shares offered and sold through its platform (“Rialto Platform”). Persons who desire information about the offering may find it at www.zergratran.com/invest.

The company will also publicly market the offering using general solicitation through methods that include emails to potential investors, the internet, social media, and any other means of widespread communication.

This Offering Circular will be furnished to prospective investors via download 24 hours per day, 7 days per week on the company’s website at www.zergratran.com.

The following table shows the total discounts and commissions payable to Rialto in connection with this offering by the company:

	Per Share	Total
Public Offering Price	$5.00	$75,000,000
Placement Agent Commissions	$0.05	$750,000

Rialto has also agreed to perform the following services in exchange for the compensation discussed below:

●	Manage the Blue-Sky filing and fee payment process for $5,000.

●	Provide ongoing general consulting services related to the Offering for a one-time fee of $10,000.

Rialto has also agreed to Provide ongoing general consulting services related to the Offering for a one-time fee of $10,000. In addition to the commission described above, the company has paid $11,750 to Rialto for The FINRA filing fee. Assuming the full amount of the offering is raised, totaling sales of $75,000,000, we estimate that the total fees and expenses of the offering payable by the Company to Rialto will be approximately $760,000.

Procedures for Subscribing

After the qualification of this Offering Statement by the SEC, if you decide to subscribe for any shares of Common Stock in this Offering, you should complete the following steps:

(1)	Go to www.zergratran.com/invest and click on the “Invest Now” button

(2)	Complete the online investment form.

(3)	Deliver funds directly by check, wire, credit or debit card, or electronic funds transfer via ACH to the specified account or deliver evidence of cancellation of debt.

(4)	Once funds or documentation are received an automated AML check will be performed to verify the identity and status of the investor

(5)	Once AML is verified, investor will electronically receive, review, execute and deliver to us a Subscription Agreement

A form of our Subscription Agreement is filed as Exhibit 4.1 to the Offering Statement.

The shares of Common Stock acquired under the Subscription Agreement will be issued to you by our transfer agent in book entry form upon acceptance of your Subscription Agreement and confirmation of funds received by the company.

Selling Shareholders

There are no selling shareholders.

Investors’ Tender of Funds

After the SEC has qualified the Offering Statement, the company will accept tenders of funds to purchase our Common Stock. The company may close on investments on a “rolling” basis (so not all investors will receive their securities on the same date). Investors may subscribe by tendering funds via ACH, debit card, or wire. Investors should note that processing of checks by financial institutions has been impacted by restrictions on businesses due to the coronavirus pandemic. Delays in the processing and closing of subscriptions paid by check may occur. Upon closing, funds tendered by investors will be made available to the company for its use.

The company maintains the right to accept or reject subscriptions in whole or in part, for any reason or for no reason, including, but not limited to: in the event that an investor fails to provide all necessary information, even after further requests; in the event an investor fails to provide requested follow up information to complete background checks or fails background checks; or in the event the Offering is oversubscribed in excess of the Maximum Amount.

Escrow Agent

The company has entered into an Escrow Agreement with Wilmington Trust, National Association (the “Escrow Agent”). Investor funds will be held in an account by the Escrow Agent pending a closing or the termination of the Offering. While funds are held the escrow account and prior to a closing of the sale of our Common Stock in bona fide transactions that are fully paid and cleared, (i) the escrow account and escrowed funds will be held for the benefit of the investors, (ii) the company will not be entitled to any funds received into the escrow account, and (iii) no amounts deposited into the escrow account shall become the property of the company, or be subject to any debts, liens or encumbrances of any kind of the company. No interest shall be paid on balances in the escrow account.

The Escrow Agent has not investigated the desirability or advisability of investment in the shares nor approved, endorsed or passed upon the merits of purchasing the securities.

Provisions of Note in Our Subscription Agreement

Forum Selection Provision

The subscription agreement that investors will execute in connection with the offering includes a forum selection provision that requires any claims against the company based on the subscription agreement to be brought in the Court of Chancery of the State of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon the agreement. Although we believe the provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies and in limiting our litigation costs, to the extent it is enforceable, the forum selection provision may limit investors’ ability to bring claims in judicial forums that they find favorable to such disputes and may discourage lawsuits with respect to such claims. The company has adopted the provision to limit the time and expense incurred by its management to challenge any such claims. As a company with a small management team, this provision allows its officers to not lose a significant amount of time travelling to any particular forum so they may continue to focus on operations of the company. The exclusive forum provision does not apply to claims arising under the Securities Act or the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Investors will not be deemed to have waived the company’s compliance with the federal securities laws and the rules and regulations thereunder.

Jury Trial Waiver

The subscription agreement that investors will execute in connection with the offering provides that subscribers waive the right to a jury trial of any claim they may have against us arising out of or relating to the agreement, other than claims arising under federal securities laws. If we opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable given the facts and circumstances of that case in accordance with applicable case law. In addition, by agreeing to the provision, subscribers will not be deemed to have waived the company’s compliance with the federal securities laws and the rules and regulations promulgated thereunder.

USE OF PROCEEDS TO ISSUER

The table below sets forth our estimated use of proceeds from the common shares being offered in this offering circular, assuming we sell $75,000,000 in common shares, which represents the value of shares available to be offered as of the date of this offering circular out of the rolling 12-month maximum offering amount of $75 million in our common shares. The net proceeds from the total maximum offering are expected to be approximately $72,380,000, after the payment of offering costs (including legal, accounting, printing, due diligence, marketing, selling and other costs incurred in the Offering). Our estimated offering costs of $2,620,000 include a deduction of 1% of the total gross proceeds for commissions payable to Rialto on all the Securities being offered. The estimate of the budget for offering costs is an estimate only and the actual offering costs may differ. The following table represents management’s best estimate of the uses of the net proceeds, assuming the sale of, respectively, 25%, 50%, 75% and 100% of the Securities offered for sale in this Offering.

	25%	50%	75%	100%
	$18,095,000	$36,190,000	$54,285,000	$72,380,000
Sales & Marketing	$1,053,750	$1,747,500	$2,441,250	$3,135,000
Research & Development	$1,875,000	$3,750,000	$5,625,000	$7,500,000
General & Administrative	$15,166,250	$30,692,500	$46,218,750	$61,745,000
Total	$18,095,000	$36,190,000	$54,285,000	$72,380,000

Because the offering is a “best efforts” offering without a minimum offering size, we may close the offering without sufficient funds for all the intended purposes set out above.

The company can proceed with and complete its Pre-Feasibility stage of its proposed plan of operations with $5 million. In the event the company is only able to raise 25% of the funds sought in this Offering, any funds received in addition to the amounts needed to complete our Pre-Feasibility phase would be used on (i) research and development to jumpstart our Feasibility phase, (ii) down payments for equipment needed to begin construction on the tunnel, and (iii) building our reserves. We currently estimate that the Feasibility phase will cost $500 million and the construction phase will cost $15 billion. These amounts may vary significantly, including based on the results from the Pre-Feasibility and Feasibility phases.

A large portion of the general and administrative expenses in the table above will be used for deposits for our tunnel boring machinery and reserves for Feasibility.

The Company reserves the right to change the use of proceeds at management’s discretion.

THE COMPANY’S BUSINESS

Overview

The company was incorporated under the Delaware General Corporation Law in the State of Delaware on May 6, 2022. Initially, the company is aiming to develop a new container shipping route across northern Colombia for sustainable and efficient global trade. With the proceeds from this Offering, the company plans to enter the Pre-Feasibility phase of its business operations.

Zergratran intends to develop and manage infrastructure projects around the world that have an environmental, social and governance (“ESG”) and technology focus that will boost the efficiency of the global shipping and transportation system. It intends to start with Puerto International Las Americas (“PILA”) in northern Colombia, which will use an underground tunnel to transfer shipping containers between ports on the Atlantic and Pacific Oceans.

Principal Products and Services

The Problem

There is an unprecedented crisis in shipping and global trade. 90% of the world trade is carried by the sea and mostly between the North Atlantic and North Pacific. Global sea trade is experiencing rapidly growing demand, but is very stressed with increasing port congestion, prices, shortages, and risks. The Evergreen incident in the Suez Canal is a recent and dramatic example of the present challenges. Many, including the G7 nations, are now predicting that the situation will take years of coordinated effort to sort out the problem.

There is a lot of traffic on the waterways and several critical bottlenecks that slow trade down. 15% of all global container traffic passes through Suez Canal and only 3% of all world trade can actually pass through the Panama Canal. The current wait time for container ships to cross the Panama Canal is anywhere from 2-3 days all the way up to 12 days, depending on the size and type of ship. Once the ship is ready to cross the canal, it takes about 10 hours to get from one side to the other. Moreover, our facility's planned location in South America will allow ships, after unloading their cargo, to be filled with goods from South America that are desired in Asia and elsewhere, thereby giving the shippers loads in both directions...

Due to the continuous push for higher GDPs and increase efforts to reduce the burning of fossil fuel to prioritise sustainability and the impacts of man-related climate change – there is an urgent need to introduce a fully sustainable, zero-emission solution for global shipping and transportation.

The Solution

Our solution, PILA - the “Green Gateway”, is a tunnel that will use Maglev technology to transport goods faster, cheaper and more efficiently while tackling the dramatic growth in online shopping and freight traffic. PILA would add a new container shipping route across the Central America region in Northern Colombia and be the focal point of a system wide efficiently upgrade that is driven by automation, containerization, digitization, technology and connections to neighbouring port facilities. The new system could clear backlogs of ships waiting to dock and containers waiting to flow into the destination country, while breaking a logjam that pumped up prices as the world began to recover from the Covid19 pandemic.

Traditionally, each shipment of goods and products weighing over 100kg is sent by sea freight. Containers are designed and built for intermodal freight transport – which means they can be used across various transportation modes – from ship to rail to truck – without unloading and reloading the cargo. Our Atlantic port sorting robots would transfer freight from the ship to tunnel carriers which will be pulled via Maglev and transported to the Pacific port (and vice versa) in 3 – 4 hours, and onto the ships (or trucks) waiting to be loaded instead of traveling back empty.

Our optimized Maglev technology and linear induction propulsion would be entirely electric. Maglev transportation is a system that employs a high-tech guideway, generating powerful magnetic forces that yield very high speeds and utilize very sophisticated electronic controls. The Maglev system, used in high speed trains, has already demonstrated the core components of safety, levitation, propulsion, stability, loading, and speed.

By avoiding the bottlenecks in the Panama Canal, PILA would also get goods to consumers and businesses faster and cheaper, and in a more sustainable way while accelerating maritime shipping's decarbonisation. We believe that our “Green Gateway” would be the first “green corridor” in the world.

We also believe this new “Green Gateway” transportation system would have positive impacts across the global economy, from boosting small and medium sized businesses to improving logistics and the efficiency of supply chains. This would, in turn, support the growth of businesses and boost the productivity and output of the global economy.

Based on our research, we believe that the PILA project would be contributing to the global supply chain and logistic profitability.

Monetization

The company’s customers will consist of container shippers. We anticipate that our revenues will comprise fees paid for each container transported through the PILA; port and pipeline fees, product sales, consisting of bricks, soil and water; energy sales from hydroelectric and solar, and licensing fees from crane and other technologies.

The prices we will charge for each of these goods and services have not been determined. The company aims to determine initial estimates for our prices during the Pre-Feasibility stage and to finalize them during the Feasibility stage.

Current Stage

To date, the company has a limited operating history and the company has not yet commenced any Pre-Feasibility work. The company has corresponded with the Colombian National Agency for Infrastructure regarding PILA. The next regulatory step for the company will be to submit its Pre-Feasibility documentation and receive the necessary approvals afterward to move forward with the Feasibility stage of the project.

The company anticipates commencing the bulk of the Pre-Feasibility work upon receipt of $5,000,000 in proceeds from this Offering. Successfully completing the Pre-Feasibility phase will require dozens of expert consultants to assist in completing the required documentation. We anticipate that the Pre-Feasibility phase will take 9-12 months to complete. We will submit the Pre-Feasibility paperwork to the Colombian National Agency for Infrastructure for consideration and review. If we have satisfied the legal requirements and obtain the necessary approvals, we will be permitted to move into the Feasibility phase. During the Feasibility phase we will be undertaking numerous physical studies as well as planning and sourcing for PILA. We anticipate an additional 12-18 months to complete the Feasibility phase. Additionally, during the Feasibility phase we intend to apply to be included in the Colombian national budget. Companies and/or projects included in the national budget are entitled to additional funding options including the ability to sell bonds backed by the Colombian government. If we are unsuccessful at being included in the Colombian national budget, we will need to find alternative means of raising the necessary capital. We currently estimate that the Feasibility phase will cost $500 million, and the construction phase will cost $15 billion.

Market

According to ResearchandMarkets.com, the global supply chain market value is expected to increase from $15.85 billion in 2019 to $37.41 billion in 2027. Additionally, according to ResearchandMarkets.com, the Global Logistics Automation Market size was $50.9 billion and is expected to grow to $82.3 billion by 2026. By using Maglev technology to transform logistics automation, Zergratran aims to grow together with the market.

Competition

The company’s PILA project would compete with the Panama Canal, the Suez Canal and similar shipping hubs and routes. We believe we are different from alternatives in a variety of ways. From the viewpoint of port management and operation, cost, consistency and capacity are the crucially important determinants as the shipping gateway through which Asian imports enter the USA and Europe. The initial competition for the US business has historically less to do with where the container ship originates from (i.e., West coast versus East coast), but rather with which route is faster and cheaper between the Panama Canal, the Suez Canal and other routes. Recent Suez Canal challenges have created an urgent demand for a new solution.

In addition to being a shorter distance to the east coast of North America from major loading hubs in Asia, the region around the Panama Canal route is considered more efficient with fewer intermediate stops. More specifically, it will take 10 days less for an exported container ship to travel from a major Chinese port, such as Shanghai Port or Dalian Port, to the US East Coast via the PILA compared to the Suez Canal route.

Employees

As of the date of this offering circular, the company has two employees. In addition, the company has entered into an agreement with its primary shareholder, Zergratran, Inc., pursuant to which, Zergratran, Inc. will provide certain administrative services including operations services to support Zergratran’s operations to the extent the company believes in its reasonable discretion that such support is needed and is not available in a timely fashion from the company’s personnel and contractors (the “Intercompany Services Agreement”). See “Interest of Management and Others In Certain Transactions”.

Regulation

We will be subject the public private partnership rules of the government of Colombia. Public private partnerships are regulated by Colombian Law 1508 of 2012 and its Regulatory Decree 1082 of 2015. To be selected a partner for one of these partnerships, a private company, in addition to meeting requirements regarding legal capacity, financial or financing capacity, and experience in investment or project structuring, must provide certain required information, which is defined in two stages -- Pre-Feasibility and Feasibility. The government will provide a review process at each stage to determine eligibility and moving onto the next stage.

More specifically, for these phases, the company will need to provide the government of Colombia with the following:

-	A determination of scope and estimated cost to carry out its proposed business operations (including location, limits, geology, oceanography, etc.).

-	General study of the Project Areas (current population, stratification, etc.).

-	Estimated costs

-	Forecast of demand and supply

-	An analysis of alternatives

-	Estimated Operation and Maintenance Costs

-	Environmental Studies

-	Financial Analysis

-	Studies on the effect of the project on local populations

-	Technical studies

The process for companies that will not use public funds is abbreviated. As this project is not currently prioritized by the International Transport Master Plan, there are currently no public funds available for it.

Our timing

●	Pre-Feasibility Phase. We have budgeted 6-12 months for Pre-Feasibility. The completed Pre-Feasibility study will be submitted to ANI for completeness.

●	Feasibility Phase: We hope to jumpstart the Feasibility phase with R&D on our cranes and Maglev track systems. We also intend to put a deposit down on 8 mixed use tunnel boring machines. We estimate this deposit to be $20,000,000. Feasibility is estimated at 12-18 months. Construction is estimated at 6 years.

Intellectual Property

The company does not have any registered intellectual property. The company intends to discuss the registration of trademarks with counsel.

Litigation

There are currently no legal proceedings pending against the company.

THE COMPANY’S PROPERTY

The company maintains an office located at 501 East Las Olas Blvd., Suite 207 Fort Lauderdale, Florida 33301. This office is leased by the company’s sole shareholder, Zergratran, Inc. and is shared with the company. After completion of the Offering, the sole shareholder will move to a separate office and the company will be the sole occupant of the office.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion includes information from the audited financial statements for the period from inception (May 16, 2022) through June 30, 2022 (the “Audit Period”).

The following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements.

Overview

The company intends to develop a new container shipping route across northern Colombia for sustainable and efficient global trade. The company was incorporated under the Delaware General Corporation Law in the State of Delaware on May 6, 2022. To date, the company has not generated any revenues.

Results of Operations

Revenues

The company has not yet generated any revenue.

Operating Expenses

The company’s operating expenses for the Audit Period were $25,000 for organizational expenses.

Net Loss

Accordingly, the company had a net loss of $25,000 for the Audit Period.

Liquidity and Capital Resources

As of the date of this Offering Circular, the company has not generated any revenues from operations. As of June 30, 2022, the company had no cash. During the next twelve months, the company intends to fund its operations with the proceeds in this Offering.

Historically, the company has been funded through the company’s parent and its affiliate. The Company has incurred and accumulated deficit of $25,000 as of June 30, 2022, and anticipates additional deficits for the foreseeable future. The company will need to raise significant amounts of capital to accomplish its business objectives.

The company estimates that if it raises the Maximum Amount sought in this Offering, it could continue at its current rate of operations through September 2025.

Plan of Operations

Over the next 36 months the company intends to accomplish the following:

●	Pre-Feasibility (Present – March 2024)

o	Raise $75,000,000 in this Offering

o	Conduct our initial research and development on:

o	Independent robot cranes, which will be untethered from arms and run across our ceiling structure like robots in a warehouse

o	Maglev track for transporting the containers between ports

o	File provisional patent applications for the crane and Maglev system in the USA and internationally, as necessary, thereafter

o	Satisfy our project submission requirements and submit our completed Pre-Feasibility studies to the Colombian Ministries of Infrastructure and Transportation by May 2023. If we fully and satisfactorily meet the Pre-Feasibility requirements, we could receive approval to move forward with Feasibility phase, at which point we will submit for the qualification process so that we can gain inclusion in the national plan and sell government backed bonds to raise the funds for Feasibility and Construction.

o	Obtain approval from the National Infrastructure Agency of Colombia by June 2023

o	Gain inclusion in the Colombian national budget by December 2023 and approval to sell government backed bonds

●	Feasibility (March 2024 – September 2025)

o	Commence Feasibility in full by March 2024

o	Submit for the qualification process so that we can gain inclusion in the national plan and sell government backed bonds to raise the funds for Feasibility and Construction.

o	If approved, raise $15.5 billion in a bond offering to fund Feasibility and Construction by March 2024

●	Construction (2025 – 2031)

o	Commence construction of the PILA

Trend Information

90% of world trade goes by sea. Percentage of global trade that goes through the Panama Canal is down from 5% in 2016 to 3.5% in 2021. The global supply chain market value is expected to increase from $15.85 billion in 2019 to $37.41 billion in 2027. Even though global shipping volume is rising, the Panama Canal has a capacity limit of about 50 ships per day. As a result its overall percentage of global trade is decreasing. We believe that Zergratran's shipping model expedites the supply chain and increases the amount of global trade that can pass through Central America.

Transportation management systems are expected to increase from a market value of $120.70 billion in 2021 to $261.89 billion in 2028. Zergratran is offering a more efficient transportation management system, via the tunnel.

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

As of September 22, 2022, the Company’s executive officers and directors and significant employees are as follows:

Name	Position	Age	Term of Office (Date of Appointment)	Approximate hours per week
Executive Officers
Byron Bennett	President & Treasurer	50	May 6, 2022 – Present	20
Katarina Galic	Secretary	46	May 6, 2022 – Present	20

Directors
Byron Bennett	Chairman	50	May 6, 2022 – Present
Katarina Galic	Director	46	May 6, 2022 – Present
Herbert M. Chain	Director	70	May 6, 2022 – Present
Robert C. Bohorad	Director	50	May 6, 2022 – Present
Thomas M. Lee	Director	53	May 6, 2022 – Present
Javier Leon	Director	68	May 22, 2022 – Present
Lakshman Hari Gopal	Director	63	August 30, 2022 – Present

Byron Bennett, President, Treasurer & Chairman

Byron L Bennett is currently President of Zergratran SA, Inc. and has served in that position since May 2021. Byron also serves as CEO of Zergratran, Inc. and has served in that position since its formation in March 2021. Byron currently splits his time between the two companies and the amount of time in a particular week will vary depending on the needs of the companies. Prior to starting Zergratran, Inc. he was the founder of Liquidity 10 X in New York from April 2019 to May 2020. In that position he was responsible for building the company’s business plan and running the company on a daily basis. From January 2018 to November 2018, he was founder and CEO of Collective Wisdom Technologies (“CWT”) in New York. Before joining CWT, he was founder and CEO of Springtime Solutions in New York from January 2014 to September 2017. He holds a BS degree in Economics from University of Pennsylvania’s Wharton School.

Katarina Galic, Secretary & Director

Katarina M V Galic is currently Secretary of Zergratran SA, Inc. and has served in that position since May 2022. Katarina also serves as President of Zergratran, Inc. and has served in that role in since April 2022. Katrina currently splits her time between the two companies and the amount of time in a particular week will vary depending on the needs of the companies. Prior to joining Zergratran, she has been an advisor to the CEO of Zergratran, Inc. since April 2021. Katarina is also currently a Co-Chair of the ESG World Summit and GRIT Awards in Singapore and has served in that role since June 2022.

From January 2021 to March 2022, she was with the EU Tech Chamber in Switzerland holding two executive positions – Director, Women in Tech Alliance and Director, SDG and Ethics Alliance. From January 2018 to December 2020, she was a Board Member and Director of Development at CIFF, Canada and Chair, Fundraising portfolio. From March 2015 – January 2018, she was the Development Director with Canada Bridges, an international development organizations established in Yemen.

Katarina holds an MBA from Institut Franco Américain de Management, a BBA from IFAM, and an Executive Program Certificate from the JFK School of Government, Harvard University (Canadian Federal Government scholarship). She has recently completed the Management of International Development Towards UN Agenda 2030 program with the Università Bocconi, Italy. She is currently enrolled into the PhD program “Sustainable Energy Systems” at the MIT Portugal.

Thomas M. Lee, Director

Thomas Lee is the currently a Director of Zergratran SA, Inc. and has served in that position since May 2022. Tom is also a Director in Zergratran, Inc. and served in that role since April 2022. Prior to joining Zergratran, Tom was the VP of Business Development for G2 Reverse Logistics from June 2021 to March 2022. Prior to this position, he was VP of Professional Services for Körber Supply Chain from September 2020 to May 2021. Prior to his position at Körber, Tom was a Founder and President of DMLogic and held that position from 2009 though 2020 when the acquisition was complete by Körber. His responsibilities included operations, finance, client management, HR and legal and he was also responsible for the items surrounding the due diligence, acquisition, and post merger activities with Körber. Tom holds a BS degree in Industrial Engineering from Lehigh University, and an MBA from the University of Pittsburgh.

Robert Bohorad, Director

Robert C Bohorad is currently a Director of Zergratran SA, Inc and has served in that position since May 2022. Rob is also a Director of Zergratran, Inc and has served in that role since its formation in March 2021. Rob is also the President and CEO of the public company Yuengling’s Ice Cream, which he and David Yuengling relaunched in 2014. Rob started as Chief Financial Officer, became the Chief Operating Officer in 2015 and was promoted to President and CEO in October 2021. Prior to Yuengling’s, Rob ran his own company, which provided logistics, tracking and security solutions for companies and government organizations. He also consulted for several start up and early-stage companies. Throughout his career, Rob worked in numerous capacities, including business development, strategic development, marketing, finance, accounting, operations and human resources. He also has worked in several industries, with a focus on medical and software/technology. Rob holds a BS degree in Economics from the Wharton School at the University of Pennsylvania and an MBA from Fordham University.

Herbert M. Chain, Director

Herb Chain is a Director of Zergratran SA and has served in that position since May 2022. Herb is also a director of Zergratran, Inc. and has served in that role since its formation in March 2021. Herb also serves as a Director of CBIZ Marks Paneth and Shareholder in Mayer Hoffman McCann, CPAs, a large accounting firm and has done so since February 2022. Prior to this position, Herb was a Senior Director at Marks Paneth LLP and an Assistant Professor at St. John’s University from September 2017 to August 2020. He remains an adjunct professor at St. John’s University where he primarily teaches SEC reporting, professional ethics, and enterprise risk management. He is also principal and managing member of HMC Business Consulting, LLC. He is currently a member of the board and audit committee chair of two public companies, The RENN Fund and FROM Corporation, and a trustee or director of three nonprofit organizations, Qlarant, where he serves as chair of the audit and compliance committee, The Warrior Connection, a nonprofit organization serving military veterans, where he serves as treasurer and finance committee chair and The Kew Forest School, an independent school in Forest Hills, Queens, where he serves as treasurer and finance committee chair. Herb received his BS degree in Marine Geology from Duke University in May 1974 and his MBA from the Wharton Graduate School of Business, University of Pennsylvania, in May 1977. He received an MS in Global Studies (International Relations) from New York University in 2007 and is the process of completing his DBA from the International School of Management.

Javier Leon Molina, Director

Javier León Molina is currently a Director of Zergratran SA, Inc and has served in that position since its formation in May 2022. Javier also serves as Chief Operating Officer of Zergratran, Inc. and has served in that role since March 2021. Prior to joining Zergratran he founded and has been a managing partner of Proyecta Consulting providing engineering services since January 2016. For the last 20 years, he has been a Senior Project Manager with extensive experience in multidisciplinary projects, serving as Planning Director, Project Manager, and Commercial Director in the Oil Gas industry, thermoelectric, and water management. He has solid knowledge in programming and control, and KPI analysis. He is a Chemical Engineer from Universidad Nacional and Mechanical Engineer from Universidad Tecnológica de Pereira, he is Certified as Project Management Professional. He also has Finance Studies, and has a Grad Teaching Degrees.

Lakshman Hari Gopal - Director

Lakshman Hari Gopal is currently a Director of Zergratran SA, Inc. and has served in that position since August 2022. Hari is also a Director of Zergratran, Inc and has also served in that role since August 2022. Hari is also the Founder and General Manager at Kernel Technology Investments and served in that position since May 2020. Prior to Kernel Technology, he was the Chief Financial Officer for Unilog from December 2019 to April 2020. Prior to Unilog, Hari was the Founder and General Manager at Maple Home Care of NJ from August 2016 to December 2019. Prior to this, Hari has worked in global companies including FMC Corporation, Mettler Toledo Inc and Hay Group. Hari received a bachelor’s degree in business from Osmania University. He holds a CA certification from the Institute of Chartered Accountants in India and he received an MBA from the University of Chicago.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

The company has not compensated any of its employees or directors to date. There are 7 directors in this group. The company intends to pay each director a fee of $25,000 annually.

The company intends to begin paying its two employees as of September 30, 2022 as follows:

Name	Title	Annual Salary
Byron Bennett	President	$100,000
Katarina Galic	Secretary	$75,000

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table displays, as of September 22, 2022, the voting securities beneficially owned by (1) any individual director or officer who beneficially owns more than 10% of any class of our capital stock, (2) all executive officers and directors as a group and (3) any other holder who beneficially owns more than 10% of any class of our capital stock:

Beneficial owner (1)	Title of class	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable	Percent of class
Zergratran, Inc. (2)	Common shares	75,000,000 Common Shares - voting	N/A	100%

(1)	The address of the beneficial owner is the same as the company’s address provided herein.
(2)	Byron Bennett, a director and CEO of the company, holds 595,000 shares of Class A Common Stock of Zergratran, Inc. Our directors Mr. Lee and Mr. Gopal own, respectively, 112,500 shares and 102,500 shares of Class B Common Stock of Zergratran, Inc. Each such share of Class A Common Stock is entitled to 5 votes per share while each share of Class B Common Stock is entitled to 1 vote per share, giving Mr. Bennett 2,975,000 total votes, or approximately 91% of the voting power.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

On June 14, 2022, the company signed the Intercompany Services Agreement with its parent company, whereas the sole shareholder will provide certain administrative services including:

●	Operations services to support Zergratran’s operations to the extent the company believes in its reasonable discretion that such support is needed and is not available in a timely fashion from the company’s personnel and contractors.

●	Asset management services consisting of managing the short-term and long-term investment portfolio of the company (the “Asset Management Services”).

●	Assistance with Tax, Accounting, Legal, Human Resources, Information Technology, and Insurance Management functions.

In exchange for the administrative services received, the company will pay 2% annual management fee on the total value of the assets managed under the Asset Management Services. The company will also bear and pay its allocable share of the costs incurred by the sole shareholder in providing the administrative services (“Management Fee”). The Management Fee is intended to equate to the fair market value of the administrative services provided covering the sum of all internal and external costs incurred by the sole shareholder in providing the administrative services. These internal and external costs include, but are not limited to, allocable salaries and wages, incentives, paid absences, payroll taxes, health care and retirement benefits, direct non-labor costs and similar expenses, and reimbursement of out-of-pocket third-party costs and expenses, and all internal and external indirect costs incurred by the sole shareholder in providing the administrative services.

Additionally, the company will have to make a one-time payment of $25,000 as full and complete reimbursement for services provided prior to the execution of the Intercompany Service Agreement.

Each of the officers of the company are officers of the company’s sole shareholder, Zergratran, Inc., and each of its directors are similarly directors of Zergratan, Inc.

The Intercompany Services Agreement appears as Exhibit 6.1 to the Offering Statement of which this Offering Circular forms a part.

SECURITIES BEING OFFERED

General

The company is offering up to 15,000,000 shares of Common Stock in this Offering at a price of $5.00 per share. The company is authorized to issue 100,000,000 shares of Common Stock, par value $0.0001 per share. As of September 22, 2022, 75,000,000 shares of Common Stock have been issued. The terms of the company’s Common Stock are outlined below. For a complete description Zergratran’s capital stock, you should refer to our Amended and Restated Certificate of Incorporation and our Bylaws and applicable provisions of the Delaware General Corporation Law.

The company has not authorized or issued any class or series of preferred stock.

Terms of the Company’s Common Stock

Each holder of our Common Stock is entitled to one vote for each share owned of record on all matters voted upon by shareholders. In the event of a dividend distribution declared by the company, each holder of Common Stock is entitled to receive their applicable dividend distribution. In the event of a liquidation, dissolution or winding-up of the company, the holders of Common Stock are entitled to share equally and ratably in the assets of the company, if any, remaining after the payment of all debts and liabilities of the company. The Common Stock has no preemptive rights, no cumulative voting rights and no redemption, sinking fund or conversion provisions.

Forum Selection

Our certificate of incorporation provides that the Court of Chancery of the State of Delaware is the exclusive forum for the following types of actions or proceedings under Delaware statutory or common law:

●	any derivative action or proceeding brought on our behalf;

●	any action asserting a breach of fiduciary duty;

●	any action asserting a claim against us arising under the Delaware General Corporation Law, our amended and restated certificate of incorporation, or our amended and restated bylaws; and

●	any action asserting a claim against us that is governed by the internal-affairs doctrine.

The forum selection provision shall not apply to suits brought to enforce a duty or liability created by the Securities Exchange Act of 1934, as amended, the Securities Act of 1933, as amended, or any other claim for which the federal courts have exclusive jurisdiction.

ONGOING REPORTING AND SUPPLEMENTS TO THIS OFFERING CIRCULAR

We will be required to make annual and semi-annual filings with the SEC. We will make annual filings on Form 1-K, which will be due by the end of April each year and will include audited financial statements for the previous fiscal year. We will make semi-annual filings on Form 1-SA, which will be due by September 28 each year, which will include unaudited financial statements for the six months to June 30. We will also file a Form 1-U to announce important events such as the loss of a senior officer, a change in auditors or certain types of capital-raising. We will be required to keep making these reports unless we file a Form 1-Z to exit the reporting system, which we will only be able to do if we have less than 300 shareholders of record and have filed at least one Form 1-K.

At least every 12 months, we will file a post-qualification amendment to the Offering Statement of which this Offering Circular forms a part, to include the company’s recent financial statements.

We may supplement the information in this Offering Circular by filing a Supplement with the SEC.

All these filings will be available on the SEC’s EDGAR filing system. You should read all the available information before investing.

Relaxed Ongoing Reporting Requirements

If we become a public reporting company in the future, we will be required to publicly report on an ongoing basis as an “emerging growth company” (as defined in the Jumpstart Our Business Startups Act of 2012, which we refer to as the JOBS Act) under the reporting rules set forth under the Exchange Act. For so long as we remain an “emerging growth company”, we may take advantage of certain exemptions from various reporting requirements that are applicable to other Exchange Act reporting companies that are not “emerging growth companies”, including but not limited to:

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

●	taking advantage of extensions of time to comply with certain new or revised financial accounting standards;

●	being permitted to comply with reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and

●	being exempt from the requirement to hold a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

If we become a public reporting company in the future, we expect to take advantage of these reporting exemptions until we are no longer an emerging growth company. We would remain an “emerging growth company” for up to five years, although if the market value of our Common Stock that is held by non-affiliates exceeds $700 million as of any June 30 before that time, we would cease to be an “emerging growth company” as of the following December 31.

If we do not become a public reporting company under the Exchange Act for any reason, we will be required to publicly report on an ongoing basis under the reporting rules set forth in Regulation A for Tier 2 issuers. The ongoing reporting requirements under Regulation A are more relaxed than for “emerging growth companies” under the Exchange Act. The differences include, but are not limited to, being required to file only annual and semiannual reports, rather than annual and quarterly reports. Annual reports are due within 120 calendar days after the end of the issuer’s fiscal year, and semiannual reports are due within 90 calendar days after the end of the first six months of the issuer’s fiscal year.

In either case, we will be subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not “emerging growth companies”, and our shareholders could receive less information than they might expect to receive from more mature public companies.

ZERGRATRAN SA, INC.

FINANCIAL STATEMENTS

June 30, 2022

With Independent Auditors’ Report

R&L Schuck – cpas, llc Accountants and Finance Consultants

ZERGRATRAN SA, INC.

R&L Schuck – CPAs, LLC Accountants and Finance Consultants	6710 Main Street, Suite 233 Miami Lakes, Florida 33014 Phone: (305) 362-1040
Fax: (305) 362-3344

INDEPENDENT AUDITORS’ REPORT

Management and Stockholder of

Zergratran SA, Inc.

Opinion

We have audited the financial statements of Zergratran SA, Inc., which comprise the balance sheet as of June 30, 2022, and the related statements of operations and changes in accumulated deficit, and cash flows for the period from inception (May 16, 2022) through June 30, 2022, and the related notes to the financial statements.

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of Zergratran SA, Inc. as of June 30, 2022, and the results of its operations and its cash flows for the period from inception (May 16, 2022) through June 30, 2022, in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor's Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of Zergratran SA, Inc. and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Emphasis of Matter Regarding Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, certain conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans regarding these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about Zergratran SA, Inc.'s ability to continue as a going concern for the one-year period from the date of this report.

R&L Schuck – CPAs, LLC Accountants and Finance Consultants	6710 Main Street, Suite 233 Miami Lakes, Florida 33014 Phone: (305) 362-1040
Fax: (305) 362-3344

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor's report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.

●	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Zergratran SA, Inc's internal control. Accordingly, no such opinion is expressed.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about Zergratran SA, Inc's ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control–related matters that we identified during the audit.

R&L Schuck CPAs LLC

Miami Lakes, FL

August 24, 2022

ZERGRATRAN SA, INC.

BALANCE SHEET

June 30, 2022

ASSETS
Current Assets
Cash and Cash Equivalents	$-
Receivable from Related Party	7,500
Total Current Assets	7,500

Total Assets	$7,500

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities
Due to Related Party	$25,000
Total Current Liabilities	25,000
Commitments and Contingencies	-
Total Liabilities	25,000

Shareholders’ Equity
Common Stock, $.0001 par value, 100,000,000 shares authorized, 75,000,000 issued and outstanding	7,500
Accumulated Deficit	(25,000)
Total Shareholders’ Equity	(18,500)
Total Liabilities and Shareholders’ Equity	$7,500

The accompanying notes are an integral part of these financial statements.

ZERGRATRAN SA, INC.

STATEMENT OF OPERATIONS AND CHANGES IN ACCUMULATED DEFICIT

FOR THE PERIOD FROM INCEPTION (MAY 16, 2022) TO JUNE 30, 2022

Revenues	$-

Operating Expenses:
Organization Expenses	25,000
Total Operating Expenses	25,000

Loss before Provision for Income Taxes	(25,000)
Provision for Income Taxes	-

Net Loss	$(25,000)

Balance at Inception	-

Accumulated Deficit, end of period	$(25,000)

The accompanying notes are an integral part of these financial statements.

ZERGRATRAN SA, INC.

STATEMENT OF CASH FLOWS

FOR THE PERIOD FROM INCEPTION (MAY 16, 2022) TO JUNE 30, 2022

Cash Flows from Operating Activities
Net Loss	$(25,000)
Adjustments to reconcile net loss to net cash provided by operating activities
Increase in Receivable from Related Party	(7,500)
Increase in Due to Related Party	25,000
Net Cash Used by Operating Activities	(7,500)

Cash Flows from Investing Activities	-

Cash Flows from Financing Activities
Issuance of Common Stock	7,500
Net Cash Provided by Financing Activities	7,500
Net Increase in Cash and Cash Equivalents	-
Cash and Cash Equivalents – at inception (May 16, 2022)	-
Cash and Cash Equivalents – June 30, 2022	$-

The accompanying notes are an integral part of these financial statements.

ZERGRATRAN SA, INC.

NOTES TO FINANCIAL STATEMENTS

June 30, 2022

NOTE 1: ORGANIZATION AND NATURE OF OPERATIONS

Organization

Zergratran SA, Inc., (“Zergratran” or the “Company”) is a start-up company incorporated on May 16, 2022, in the state of Delaware. The Company is a wholly owned subsidiary of Zergratran Inc. (“Parent Company”), a Florida corporation which is also in the start-up phase. The Company intends to operate globally.

Business Description

Zergratran, Inc. will sponsor ESG and technology-focused infrastructure projects around the world that will boost the efficiency of the global shipping and transportation system. It has organized the Company for the purpose of carrying its initial project, Puerto International Las Americas (PILA), planned for northern Colombia. This project consists of construction of seaports and underground tunnels to transfer shipping containers between ports on the Atlantic and Pacific Oceans. The PILA project is slated to be completed in three phases, Pre-feasibility, Feasibility Study and Construction.

The Company expects revenues from multiple sources including Usage Fees, Product Sales, Energy Sales, and Licensing Fees from technologies.

Risks and Uncertainties

The Company has not commenced revenue generating activities. The Company’s business and operations are sensitive to general business and economic conditions worldwide, along with governmental policy decisions. A host of factors beyond the Company’s control could cause fluctuations in these conditions. Adverse developments may also include economic recessions, investor perception in the market and other such risks that could have a material adverse effect on the Company’s financial condition and the results of its operations.

The Company currently has no sales and is still in the planning process of Phase 1 of a multi-phase process. During Phase 1, the Company will be seeking capital to complete a Regulation A equity offering. The offering will solicit $75 million in exchange for approximately 20% in stock. The Company will be offering 15 million shares at $5 per share. The proceeds from the offering will be used to continue the process and complete project planning, financial modeling, defining externalities, adding technology details, and completing the Pre-Feasibility submission requirements. Phase 2 will require approximately $500 million in financing. The Company intends to sell high yield government backed bonds with an 18% coupon over 25 years plus pro-rata dividend based on profitability. Phase 3 will require additional financing through the sale of additional bonds. The Company projects that Phase 1 will take approximately one year, Phase 2, around 18 months and construction during Phase 3 about 6 years. The competitive landscape to raise funds and obtain all necessary approvals to continue to operate are additional inherent risks. The Company’s future success will depend on its ability to raise the capital necessary to complete each phase of the project. Additionally, at any stage, the Company may not obtain adequate capital resources or approvals to continue.

ZERGRATRAN SA, INC.

NOTES TO FINANCIAL STATEMENTS

June 30, 2022

NOTE 2: GOING CONCERN

The accompanying financial statements have been prepared on a basis that the Company is a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The Company is a start-up company which carries a significant amount of risk.

The Company has not started operating, has not raised the required capital, and has not generated any revenues from product or service sales as of June 30, 2022. As a start-up company, funding for the business will come primarily through the issuance of stock and subsequently government-backed bonds. The Company will require important levels of funding to execute its objectives and to continue to operate in the normal course of business. Although the Company intends to file an offering statement under Regulation A to raise funds, there is no assurance that the Company will be successful. Accordingly, there is substantial doubt about the Company’s ability to continue as a going concern.

The Company's objective is to increase its cash flow from raising funds sufficient to generate positive operating and cash flow levels to complete Phase 1 of the PILA project, however, there can be no assurance that the Company will be successful in this regard. The Company will also need to raise additional capital to fund Phases 2 and 3 of the PILA project, which it intends to obtain through government backed bond offerings.

The Company intends to use the proceeds from the proposed Regulation A offering to fund the project planning and financial modeling and to complete the Pre-Feasibility submission requirements. The need for additional capital may be adversely impacted by uncertain market conditions or timing of regulatory reviews and governmental approvals. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 3: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers deposits that can be redeemed on demand and investments that have original maturities of less than three months, when acquired, to be cash equivalents.

ZERGRATRAN SA, INC.

NOTES TO FINANCIAL STATEMENTS

June 30, 2022

NOTE 3: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Offering Costs

The Company will account for offering costs in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 340, Other Assets and Deferred Costs. Prior to the completion of an offering, offering costs will be capitalized as deferred offering costs on the balance sheet. The deferred offering costs will be charged to stockholders’ equity upon the completion of an offering or to expense if the offering is not completed. As of June 30, 2022, there were no capitalized offering costs.

Revenue Recognition

The Company will recognize revenues from application fees and sales of products and services when (a) persuasive evidence that an agreement exists; (b) the service has been performed or the product has been delivered; (c) the prices are fixed and determinable and not subject to refund or adjustment; and(d) collection of the amounts due is reasonably assured. As of June 30, 2022, there has been no revenues.

Income Taxes

The Company will account for income taxes under an asset and liability approach for financial accounting and reporting for income taxes. Accordingly, the Company will recognize deferred tax assets and liabilities for the expected impact of differences between the financial statements and the tax basis of assets and liabilities. The Company has elected a December 31st year end. As of June 30, 2022, there were no deferred taxes. In addition, as of June 30, 2022, no tax filings were due nor were there any tax examinations in progress.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, authoritative guidance, if currently adopted, would have a material impact on the Company’s financial statement presentation or disclosures.

NOTE 4: RELATED PARTY TRANSACTIONS – INTERCOMPANY SERVICE AGREEMENT

On June 14, 2022, the Company signed an Intercompany Services Agreement with its parent company, whereas the Parent Company will provide certain Administrative Services including:

•	Operations services to support Zergratran’s operations to the extent the Company believes in its reasonable discretion that such support is needed and is not available in a timely fashion from the Company’s personnel and contractors.

•	Asset management services consisting of managing the short-term and long-term investment portfolio of the Company.

•	Assistance with Tax, Accounting, Legal, Human Resources, Information Technology, and Insurance Management functions.

ZERGRATRAN SA, INC.

NOTES TO FINANCIAL STATEMENTS

June 30, 2022

NOTE 4: RELATED PARTY TRANSACTIONS – INTERCOMPANY SERVICE AGREEMENT (Continued)

In exchange for the Administrative Services received, the Company will pay 2% annual management fee on the total value of the assets managed under the Asset Management Services. The Company will also bear and pay its allocable share of the costs incurred by the Parent Company in providing the Administrative Services (“Management Fee”). The Management Fee is intended to equate to the fair market value of the Administrative Services provided covering the sum of all internal and external costs incurred by the Parent Company in providing the Administrative Services. These internal and external costs include, but are not limited to, allocable salaries and wages, incentives, paid absences, payroll taxes, health care and retirement benefits, direct non-labor costs and similar expenses, and reimbursement of out-of-pocket third-party costs and expenses, and all internal and external indirect costs incurred by the Parent Company in providing the Administrative Services.

Additionally, Zergratran will have to make a one-time payment of $25,000 as full and complete reimbursement for services provided prior to the execution of the Intercompany Service Agreement.

NOTE 5: STOCKHOLDERS’ EQUITY

Common Stock

On May 17, 2022, the Parent Company purchased 75,000,000 shares of the $0.0001 common stock, which represent 100% of the original authorized shares of Common Stock.

On June 20, 2022, the Company adopted resolutions to amend the Company's certificate of incorporation to increase its authorized shares of Common Stock to 100,000,000.

NOTE 6: SUBSEQUENT EVENTS

The Company has evaluated subsequent events through August 24, 2022, which is the date the financial statements were available to be issued. The effects of any of these events have been considered in the preparation of the financial statements.

PART III

INDEX TO EXHIBITS

The documents listed in the Exhibit Index of this report are incorporated by reference or are filed with this report, in each case as indicated below.

1.1	Broker-Dealer Onboarding Agent – Engagement Agreement*
2.1	Amended and Restated Certificate of Incorporation*
2.2	Bylaws*
4.1	Form of Subscription Agreement*
6.1	Intercompany Services Agreement*
8.1	Escrow Agreement +*
11.1	Auditor’s Consent - R&L Schuck – CPAs, LLC*
12.1	Opinion of CrowdCheck Law LLP

+	Portions of the exhibit have been omitted

*	Previously filed

III-1

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Lauderdale, State of Florida, on November 10, 2022

ZERGRATRAN SA, INC.

By:	/s/ Byron L. Bennett
Name:	Byron L. Bennett
Title:	President, Treasurer & Chairman

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Byron L. Bennett
Byron L. Bennett, principal executive officer, principal financial officer, and principal accounting officer, and Director.
Date: November 10, 2022

/s/ Katarina M. Galic
Katarina M. Galic, Director
Date: November 10, 2022

/s/ Thomas M. Lee
Thomas M. Lee, Director
Date: November 10, 2022

/s/ Robert C. Bohorad
Robert Bohorad, Director
Date: November 10, 2022

/s/ Herbert M. Chain
Herbert M. Chain, Director
Date: November 10, 2022

/s/ Javier Leon
Javier Leon, Director
Date: November 10, 2022

/s/ Lakshman Hari Gopal
Lakshman Hari Gopal, Director
Date: November 10, 2022

III-2